Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
BTG, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-4041, 33-9570, 33-12119, 33-15680, 33-37827, 33-56762, 33-65123, 33-83402, 333-07413, 333-10919, 333-10965, 333-30947, 333-57651, 333-66149, 333-47633, 333-66147, 333-67341, 333-68621, 333-90133, 333-90139, 333-35102, 333-35274, 333-41140, 333-41138, and 333-66980) of The Titan Corporation of our report dated May 24, 1999, with respect to the consolidated statements of operations, stockholders' equity, cash flows, and comprehensive income of BTG, Inc. and subsidiaries for the year ended March 31, 1999, and the related schedule, which report appears in the Form 8-K of The Titan Corporation dated November 27, 2001.

/s/ KPMG LLP

McLean, Virginia
December 12, 2001